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Exhibit 10-u

SEPARATION AGREEMENT

        This SEPARATION AGREEMENT, dated as of October 22, 2001 (the "Signature Date"), is made and entered into between ADC Telecommunications, Inc., a Minnesota corporation ("ADC"), and Lynn J. Davis, an individual resident of the state of Minnesota ("Davis").

        BACKGROUND.    Davis currently is employed by ADC as its President and Chief Operating Officer; and has announced to ADC that he intends to resign from his employment with ADC on November 1, 2001. Davis acknowledges that ADC operates in a highly competitive industry and that the company will enhance its opportunities to succeed by establishing certain rights and obligations designed to protect ADC's interests following his separation from the company. ADC is willing to provide the consideration set forth in this Agreement in exchange for the performance by Davis of his undertakings and obligations under this Agreement.

        NOW THEREFORE, in consideration of the mutual obligations incurred and benefits obtained hereunder, the sufficiency of which are acknowledged, ADC and Davis agree as follows:

        1.    Resignation.    Davis hereby resigns from his employment as President and Chief Operating Officer of ADC effective November 1, 2001 ("Effective Date"). Davis also hereby resigns from all those positions he holds as an officer, director or other capacity of any affiliate of ADC (collectively, the "ADC Affiliates") as of the Effective Date. Upon Davis' resignation, ADC will have no further financial obligation to Davis, except as expressly described in this Agreement or as otherwise provided upon termination of employment under the terms of any ADC deferred compensation, pension or employee welfare benefit plan in which Davis is currently a vested participant.

        2.    Compensation and Benefits.    In consideration of the undertakings and covenants on the part of Davis as set forth in this Agreement, and on condition of Davis' continuing performance of those undertakings and covenants, ADC agrees to provide the following compensation and benefits:

          2.01    Base Salary.    Davis shall continue to receive base salary at his current level in accordance with ADC's normal payroll procedures and policies through the Effective Date.

          2.02    Incentive Compensation.    Davis acknowledges that no incentive compensation has been earned or is otherwise payable to him under the terms of the ADC Management Incentive Plan ("MIP").

          2.03    Post-Separation Medical Benefits.    Following the Effective Date, ADC will provide Davis with continuing medical benefits as follows: Upon his election of COBRA continuation coverage, ADC shall continue to pay an amount equal to the current employer contribution to medical benefits premiums until such time as (a) Davis first becomes covered by another group medical coverage; (b) the termination of the COBRA continuation period; or (c) April 30, 2003, whichever is earlier.

          2.04    Severance Payments.    ADC shall pay to Davis a total of One Million Dollars ($1,000,000.00), payable in twenty-four (24) equal monthly installments commencing on November 30, 2001, subject to all applicable withholding for taxes.

          2.05    Stock Options Grant.    ADC will recommend to the Compensation and Organization Committee of the Board of Directors that as of the Effective Date, an option be granted to Davis to purchase one hundred fifty thousand (150,000) shares of ADC's common stock, subject to and in accordance with the terms of the ADC 1991 Stock Incentive Plan (the "Plan") and a Nonqualified Stock Option Agreement (the "Option Agreement") to be entered into by Davis and ADC, in the form attached hereto as Exhibit A. Such option would have an exercise price per share equal to the fair market value of ADC Common Stock on November 1, 2001 as determined in accordance with the Plan.

        3.    Confidential Information/Intellectual Property.    As a condition precedent to ADC performing its obligations hereunder, Davis shall execute and deliver to ADC the Employee Confidentiality, Invention, Copyright and Trade Secret Agreement in the form attached hereto as Exhibit B (the "Employee Invention Agreement") on or prior to the Effective Date.

        4.    Surrender of Records and Property.    On or prior to the Effective Date, Davis shall deliver promptly to ADC his ADC facilities access card, SecurID Net Access card, and all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, computers, computer disks, computer software, computer programs (including source code, object code, on-line files, documentation, testing materials and plans and reports), designs, drawings, formulae, data, tables or calculations or copies thereof, which are the property of ADC or any ADC Affiliate or which relate in any way to the business, products, practices or techniques of ADC or any ADC Affiliate, and all other property, trade secrets and confidential information of ADC or any ADC Affiliate, including, but not limited to, all tangible, written, graphical, machine readable and other materials (including all copies) which in whole or in part contain any trade secrets or confidential information of ADC or any ADC Affiliate which in any of these cases are in Davis' possession or under his control.

        5.    Noncompetition, Nonsolicitation and Nondisparagement.    In consideration of the financial and other benefits to be provided by ADC, and as a condition of ADC's obligations hereunder, Davis agrees as follows:

          5.01    Agreement Not to Compete.    During the "Covered Period" (as defined below), Davis shall not, directly or indirectly, engage in any "Competing Business Activity" (as defined below), in any manner or capacity ( e.g. , as an advisor, principal, agent, partner, officer, director, investor, shareholder, employee, member of any association or otherwise) without the prior written consent of ADC's Chief Executive Officer. As used in this Agreement, "Covered Period" shall mean the period commencing on the Signature Date of this Agreement and ending November 1, 2003. As used in this Agreement, "Competing Business Activity" shall mean the development, manufacture, sale, distribution or delivery (whether directly to the end customer or to third parties) of copper or fiber connectivity, IP cable, photonic, digital wireless, DSL or other wireline access components, systems or equipment or software or systems integration services which enable communications service providers to deliver communications services including high-speed Internet, data, video and voice services to consumers and businesses.

          5.02    Geographical Extent of Covenant.    Davis acknowledges that ADC directly, or indirectly through ADC Affiliates, currently is engaged in business on a worldwide basis. Consequently, Davis agrees that his obligations under this Section 5 to refrain from any Competing Business Activity during the Covered Period shall apply in any market, foreign or domestic, in which: (a) ADC or, as applicable, an ADC Affiliate(s), operates during the term of the Covered Period; and (b) ADC or, as applicable, an ADC Affiliate(s), has plans to enter as of the Effective Date.

          5.03    Non-hire; Nonsolicitation; and Noninterference.    During the Covered Period, Davis shall not directly or indirectly, or through the actions of any third party: (a) induce or attempt to induce any employee of ADC or any ADC Affiliate to leave the employ of ADC or such ADC Affiliate, or in any way interfere adversely with the relationship between any such employee and ADC or such ADC Affiliate; (b) induce or attempt to induce any employee of ADC or any ADC Affiliate to work for, render services to, provide advice to, or supply confidential business information or trade secrets of ADC or any ADC Affiliate to any third person, firm or corporation; (c) employ, or otherwise pay for services rendered by, any employee of ADC or any ADC Affiliate in any business enterprise with which Davis may be associated, connected or affiliated in any manner; or (d) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of ADC or any ADC Affiliate to cease doing business with ADC or such ADC Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or other business relation and ADC or such ADC Affiliate.

          5.04    Nondisparagement.    Davis agrees that he will not make any remarks (whether in public or private) disparaging of ADC or any ADC affiliates, or their respective products, services, officers, directors, or employees, whether past or current.

        6.    Consideration and Remedy for Breach.

          6.01    Adequate Consideration.    Davis acknowledges and agrees that the benefits and compensation that ADC has agreed to provide to him pursuant to this Agreement are adequate consideration for Davis' agreement to undertake all of the obligations and duties specified in this Agreement.

          6.02    Remedies for Breach.    It is understood and agreed that, in the event of any breach of the undertakings and obligations set forth in this Agreement by Davis, and in addition to any other legal remedies which may be available to it, ADC shall be entitled to: (a) refrain from making any further payments which might otherwise be due to Davis under the terms of this Agreement and to void any options granted pursuant to Section 2.05 above which remain unvested at the time of such breach, and (b) to recover from Davis all amounts previously paid to him under the provisions of this Agreement. Davis acknowledges that immediate and irreparable harm will result to ADC and/or the ADC affiliates in the event of his breach of the terms of Section 5 of this Agreement and that it would be difficult to compensate ADC and/or the ADC affiliates fully for all damages which they may incur as a result of any violation of these provisions. Accordingly, Davis specifically agrees that ADC and/or the ADC affiliates will be entitled to temporary and permanent injunctive relief to enforce the provisions of Section 5 of the Agreement and to restrain any violations thereof by Davis and/or his partners, agents, employers, employees, or other persons acting for or on behalf of him, and that such relief may be granted without the necessity of proving actual damages. The right of ADC and/or the ADC affiliates to obtain injunctive relief will not diminish in any way their right to claim and recover damages in addition to injunctive relief. It is further agreed, however, that in the event that any provisions set forth in Section 5 of the Agreement are determined in any court proceedings to be overbroad or unreasonably restrictive in any respect, then these provisions shall nevertheless be enforced in all respects and to such extent as may be deemed by the court to be reasonable.

        7.    Release of Claims.

          7.01    General Release.    By this Agreement, ADC and Davis also intend to settle any and all claims Davis has or may have against ADC as the result of Davis' employment with ADC, as well as Davis' contemplated separation from employment as of the Effective Date. In exchange for the consideration expressed here, Davis hereby completely releases and waives any and all claims, complaints, causes of action, demands, suits, and damages, of any kind or character, which he has or may have against ADC and/or its employees, agents, officers, directors, counsel, predecessors, successors, subsidiaries, affiliates, assigns, and insurers and each and all thereof (collectively, the "Released Parties"), arising out of any acts, omissions, statements, conduct, decisions, behavior, or events occurring on or prior to the Signature Date, including his contemplated separation from employment as of the Effective Date.

          Davis understands and accepts that his release of claims includes, but is not limited to, claims based upon: Title VII of the Federal Civil Rights Act of 1964, as amended; the Americans with Disabilities Act; the Equal Pay Act; the Fair Labor Standards Act; the Employee Retirement Income Security Act; the Age Discrimination in Employment Act; the Minnesota Human Rights Act; or any other federal, state or local statute, ordinance or law. Davis also understands that he is giving up all other claims, whether grounded in contract or tort theories, including but not limited to: wrongful discharge; violation of Minn. Stat. §176.82; breach of contract; tortious interference with contractual relations; promissory estoppel; breach of the implied covenant of good faith and fair dealing; breach of express or implied promise; breach of manuals or other policies; breach of fiduciary duty; assault; battery; fraud; false imprisonment; invasion of privacy; intentional or negligent misrepresentation; defamation, including libel, slander, discharge defamation and self-publication defamation; discharge in violation of public policy; whistleblower; intentional or negligent infliction of emotional distress; or any other theory, whether legal or equitable.

          Davis further understands that he is releasing, and does hereby release, any claims for damages, by charge or otherwise, whether brought by him or on his behalf by any other party, governmental or otherwise, and agrees not to institute any claims for damages via administrative or legal proceedings against any of the Released Parties. Davis also waives and releases any and all rights to money damages or other legal relief awarded by any governmental agency related to any charge or other claim. Davis and ADC agree that, by signing this Agreement, Davis does not waive any claims arising after the Signature Date, except for any claims with respect to his contemplated separation from employment as of the Effective Date. It is further agreed that this release does not include Davis' rights under this Agreement itself or any rights that may be provided on termination of employment under the terms of any ADC deferred compensation, pension or employee welfare benefit plan in which Davis is currently a vested participant, nor does it include his present rights to indemnity under the by-laws of ADC and applicable law, which indemnification rights are expressly reaffirmed.

          7.02    Right to Revoke and Rescind.    Davis has been informed of his right to revoke this Agreement insofar as it extends to potential claims under the Age Discrimination in Employment Act by informing ADC of his intent to revoke this Agreement within seven (7) calendar days following his date of execution of this Agreement. Davis has likewise been informed of his right to rescind this release insofar as it extends to his release of claims under the Minnesota Human Rights Act (MHRA) by delivering a written rescission to ADC within fifteen (15) days after signing this Agreement. In either case, Davis must deliver any such revocation by hand within the applicable period or send it by certified mail within the applicable period to Laura Owen, Vice President—Human Resources, ADC Telecommunications, Inc., P.O. Box 1101, Minneapolis, MN 55440-1101. If Davis exercises such right to revoke, ADC may at its option either nullify this Agreement, or keep it in effect in all respects other than as to Davis' release of claims that he has revoked. If ADC chooses to nullify this Agreement, neither Davis nor ADC shall have any rights or obligations under it.

          Davis has also been informed that the terms of this Agreement will remain open for acceptance and execution by him for a period of twenty-one (21) days during which time he may consult with legal counsel or other advisors of his choice and consider whether to accept this Agreement. No payments or benefits of any kind pursuant to this Agreement shall become due to Davis until he has executed this Agreement.

          7.03    Release of Claims Through Effective Date.    In exchange for the consideration expressed in this Agreement and as a condition thereof, Davis further agrees that immediately upon his resignation from employment on November 1, 2001, he will execute a General Release of Claims in the form attached hereto as Exhibit C (the "Effective Date Release"), extending to any and all claims arising on or prior to the Effective Date.

        8.    Miscellaneous.

          8.01    Governing Law and Venue Selection.    This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to conflicts of laws principles thereof, or those of any other state of the United States of America, or of any other country, province or city. The parties agree that any litigation in any way relating to this Agreement, including but not limited to any action brought pursuant to Section 6, will be venued in the State of Minnesota, Hennepin County District Court, or the United States District Court for the District of Minnesota. Davis and ADC hereby consent to the personal jurisdiction of these courts and waive any objection that such venue is inconvenient or improper.

          8.02    Prior Agreements.    This Agreement (including other agreements specifically mentioned in this Agreement) contains the entire understanding of the parties relating to the employment of Davis by ADC, Davis' separation from such employment, and the other matters discussed herein, and supersedes all prior proposals, promises, contracts, agreements and understandings of any kind, whether express or implied, oral or written, with respect to such subject matter (including, but not limited to, any proposal, promise, contract, agreement or understanding, whether express or implied, oral or written, by and between ADC and Davis), and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein or in the other agreements mentioned herein.

          8.03    Withholding Taxes.    ADC may take such action as it deems appropriate to insure that all applicable federal, state, city and other payroll, withholding, income or other taxes ("Taxes") arising from any compensation, benefits or any other payments made pursuant to this Agreement are withheld or collected from Davis.

          8.04    Amendments.    No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by Davis and ADC.

          8.05    No Waiver.    No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any act other than as specifically set forth in the waiver.

          8.06    Assignment, Successors.    This Agreement shall not be assignable, in whole or in part, by any party without the written consent of the other party, except that ADC may, without the consent of Davis, assign its rights and obligations under this Agreement to any ADC Affiliate or to any corporation, firm or other business entity with or into which ADC may merge or consolidate, or to which ADC may sell or transfer all or substantially all of its assets, or of which 50% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, ADC. After any such assignment by ADC, ADC shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be ADC for the purposes of all provisions of this Agreement. Both the rights and the obligations of ADC under this Agreement shall inure to the benefit of, and be binding upon, the successors (by purchase, merger, consolidation, or otherwise) and assigns of ADC. In the event that Davis dies before all monetary payments due to him under Section 2.04 of this Agreement have been made, then all such payments shall continue to be made to the estate of Davis.

          8.07    Severability.    To the extent any provision of this Agreement shall be determined to be invalid or unenforceable in any jurisdiction, such provision shall be deemed to be deleted from this Agreement as to such jurisdiction only, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected. In furtherance of and not in limitation of the foregoing, Davis expressly agrees that should the duration of, geographical extent of, or business activities covered by Section 5 of this Agreement be in excess of that which is valid or enforceable under applicable law in a given jurisdiction, then such provision, as to such jurisdiction only, shall be construed to cover only that duration, extent or activities that may validly or enforceably be covered. Davis acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement shall be construed in a manner that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law in each applicable jurisdiction.

          8.08    Press Release.    Davis acknowledges and agrees that ADC will issue a press release or other statements with respect to Davis' resignation from employment following the Signature Date.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph.

ADC TELECOMMUNICATIONS, INC.
By	/s/ LAURA N. OWEN
Name:	Laura N. Owen
Title:	Vice President, Human Resources

Davis
/s/ Lynn J. Davis Lynn J. Davis

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  Exhibit 10-u
SEPARATION AGREEMENT